                                                                    EXHIBIT 99.1

Lakes Gaming, Inc. (ticker: LACO, exchange: NASDAQ) News Release - Wednesday, April 21, 1999

LAKES GAMING ANNOUNCES FIRST-QUARTER DILUTED EARNINGS OF $0.80

FOR IMMEDIATE RELEASE:  WEDNESDAY, APRIL 21, 1999

MINNEAPOLIS, APRIL 21, 1999 - LAKES GAMING, INC. (NASDAQ "LACO") today announced results for the first quarter ended April 4, 1999. Revenues for the quarter totaled $15.1 million. Net earnings were $8.6 million and basic and diluted earnings for the quarter were $0.81 per share and $0.80 per share respectively. Approximately 10.6 million shares of Lakes common stock are currently outstanding. Lakes began trading as a separate public company on January 4, 1999, and therefore comparative prior year results are not presented.

Results from managed operations for the quarter were positively impacted from a 25,000-square-foot gaming floor expansion and a 223-room hotel, both of which opened at Grand Casino Coushatta at the end of 1998. On a combined basis, total revenue at Grand Casino Avoyelles and Grand Casino Coushatta increased 19 percent while gaming revenue increased 15.6 percent during the first quarter of 1999 as compared with the first quarter of 1998.

Commenting on the company's performance, Lyle Berman, Chairman of the Board and Chief Executive Officer of Lakes, said, "Performance at both Grand Casino Avoyelles and Grand Casino Coushatta surpassed operating results from the prior year's first quarter. Our focus continues to be on providing quality management services to the casino resorts Lakes manages with the goal of sustaining the trend of continuous improvement demonstrated during the first quarter."

"Lakes is actively pursuing new development opportunities," commented Berman regarding the company's strategic growth initiatives. "With total assets in excess of $175 million, and cash of more than $63 million, Lakes has the balance sheet strength to support a significant business enterprise."

Lakes operates the Indian casino management business and holds various other assets previously owned by Grand Casinos, Inc. The company's revenues are derived from management fees. The casino resorts managed by Lakes are Grand Casino Avoyelles and Grand Casino Coushatta. The casinos are managed under separate agreements on behalf of two different Tribes.

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the two largest casino resorts in Louisiana. Grand Casino Avoyelles is located in the central part of the state, approximately 80 miles northwest of Baton Rouge. Grand Casino Coushatta is located in southwestern Louisiana, near Interstate 10, approximately 160 miles east of Houston. Lakes Gaming, Inc. common shares are traded on the Nasdaq Stock Market under the trading symbol "LACO."




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                       LAKES GAMING, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (In thousands)

                                                April 4, 1999  January 3, 1999
ASSETS
Current Assets:
  Cash and cash equivalents                        $ 63,567     $ 56,774
  Current installments of notes receivable            8,917        8,561
  Accounts receivable                                15,397       15,217
  Deferred income taxes                               7,370        7,370
  Other current assets                                1,429          756
Total Current Assets                                 96,680       88,678
Property and Equipment-Net                            1,433        1,265
Other Assets:
  Land held for development                          35,030       26,647
  Notes receivable-less current installments         22,909       25,118
  Cash and cash equivalents-restricted                4,992        4,992
  Investments in and notes from unconsolidated
     affiliates                                       8,501        8,590
  Casino development costs                            4,412        4,846
  Securities available for sale                       1,033        1,033
  Other long-term assets                                313          200
Total Other Assets                                   77,190       71,426
TOTAL ASSETS                                       $175,303     $161,369

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                 $    409     $   -
  Income taxes payable                               16,864       10,811
  Litigation and claims accrual                       9,633       10,554
  Other accrued expenses                              4,390        4,625
Total Current Liabilities                            31,296       25,990
Long-term Liabilities:
  Long-term debt-less current installments              975          975
  Deferred income taxes                               2,733        2,733
Total Long-Term Liabilities                           3,708        3,708
TOTAL LIABILITIES                                    35,004       29,698





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
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
  Capital stock, $.01 par value; authorized 100,000 shares; 10,576 and
  10,584 common shares issued and outstanding at April 4, 1999, and
  January 3, 1999,
  respectively                                                                  106          106
  Additional paid-in-capital                                                130,995      130,929
  Accumulated other comprehensive earnings                                      636          636
  Retained Earnings                                                           8,562         --
Total Shareholders' Equity                                                  140,299      131,671
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $175,303     $161,369






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                       LAKES GAMING, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                      Three Months Ended
                                                        April 4, 1999
    REVENUES:
           Management fee income                           $ 15,109

    COSTS AND EXPENSES:
           Selling, general and administrative                1,709
           Depreciation and amortization                        476
                    Total Costs and Expenses                  2,186

    EARNINGS FROM OPERATIONS                                 12,923

    OTHER INCOME (EXPENSE):
           Interest income                                    1,635
           Interest expense                                     (24)
           Equity in loss of unconsolidated affiliates         (255)
           Other                                                411
           Total other income, net                            1,767

Earnings before income taxes                                 14,691
Provision for income taxes                                    6,128

    NET EARNINGS                                           $  8,562

    BASIC EARNINGS PER SHARE                               $   0.81

    DILUTED EARNINGS PER SHARE                             $   0.80

    WEIGHTED AVERAGE COMMON SHARES OUTSTANDING               10,578

    WEIGHTED AVERAGE COMMON AND DILUTED
    SHARES OUTSTANDING                                       10,682


FOR FURTHER INFORMATION CONTACT:
Jaye Snyder 612-449-8556

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Lakes Gaming, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.